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Washington Mutual Contacts:                     Long Beach Contacts:

Media:           Libby Hutchinson               M. Jack Mayesh
                 (206) 461-2484                 (714) 835-5743
                 1-800-228-WAMU (9268)

Investors:       Ruthanne King                  James H. Leonetti
                 (206) 461-6421                 (714) 835-5743


                                                               Sept. 13, 1999
                                                        FOR IMMEDIATE RELEASE
                                                        ---------------------

     LONG BEACH FINANCIAL SHAREHOLDERS APPROVE MERGER WITH WASHINGTON MUTUAL


     ORANGE, Calif. -- In a special meeting held today, Long Beach Financial Corp. (Nasdaq: LBFC) shareholders approved the merger with Washington Mutual, Inc. (NYSE: WM). Long Beach Financial, based in Orange, Calif., is the parent of Long Beach Mortgage Co.
     Of the Long Beach shares voted, more than 99 percent voted in favor of the transaction. The merger, which still requires regulatory approval from certain states, is expected to close on or around Oct. 1, 1999.
     The merger agreement requires that no more than 48 percent of the total merger consideration be paid in cash. Out of 22,616,868 total Long Beach shares outstanding, 16,777,911 shares elected a cash preference. Consequently, each share elected for cash will receive a pro rata distribution of cash determined using a factor of .647 (22,616,868 x 48% = 10,856,097 / 16,777,911
= .647).
     Each shareholder expressing a preference for cash will receive $10.03 (.647 x $15.50) in cash per share and the remaining $5.47 in WM common stock. Shares for which there was no cash election will receive $15.50 per share in the form of WM common stock. The value assigned to WM shares issued to Long Beach shareholders will be the average of the closing price of WM for the five trading days ending three trading days before the effective time of the merger.
     Long Beach Financial Corporation originates, purchases, sells and services subprime residential home mortgage loans through its subsidiary, Long Beach Mortgage Co. These loans are generated through its relationships with a nationwide network of mortgage brokers. Long Beach Mortgage Co. services its brokers through 68 offices with a sales force in excess of 325. At June 30, 1999, Long Beach had $346.4 million in assets.
     With a history dating back to 1889, Washington Mutual is a financial services company that provides a diversified line of products and services to consumers and small- to mid-sized businesses. At June 30, 1999, Washington Mutual and its subsidiaries had consolidated assets of $175.04 billion. The company operates more than 1,800 offices throughout the nation.